THE TAIWAN FUND, INC. REVIEW
September 2006

HSBC Investment (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371
Portfolio Review
Market review:
The Taiwan Stock Exchange Index (“TAIEX”) rose by 3.5% in U.S. dollar terms in September. Both foreign investors and proprietary traders were net buyers and bought NT$ 78.8 billion and NT$ 6.1 billion, respectively. Local institutions were net sellers and sold NT$ 5.8 billion. On the economic front, Taiwan’s Central Bank raised the discount rate to 2.625% from 2.50%. This is the ninth consecutive time since September 2004 that the Central Bank has raised the discount rate. We anticipate the Central Bank will take steps to steer interest rates to a neutral level after the fourth quarter of 2006. Taiwan’s export orders grew 18.3% to a record high US$ 26.2 billion in August. Orders from all major trading partners grew robustly. Although annual growth of measures of the money supply both fell in August; market liquidity still appears to be abundant for the long term. Sluggish financial indicators weakened on Taiwan’s leading index in August. The continued rise of non-financial indicators, such as exports and employment figures, will be the key to the strengthening of the leading index. In terms of sector performance, construction (+9.7%) and financial (+7.3%) outperformed other sectors in September due to the appreciation of real estate and merger and acquisition activity. On the other hand, technology (+2.8%) was an underperformer in September as investors took profits and invested in non-technology sectors.
Fund Performance Review:
The Fund underperformed its benchmark by 2.3% in September. Overweight positions in the electronic component sector and underweight positions in the plastics sector contributed positively. Overweight positions in the packaging and testing sector and Printed Circuit Board (“PCB”) substrate sector negatively contributed to performance.
Investment Strategy:
Despite ongoing political disruption, the rebound of the TAIEX continues as global stock markets are performing strongly (for example, the Dow Jones has reached new highs) amid falling oil prices. Following the strong run in July and August, the momentum of technology shares has slowed in September with funds showing clear signs of flowing into China-concept stocks (in anticipation of continuing appreciation of the renminbi) and financials (triggered by Standard Chartered’s recent move to acquire Hsinchu Commercial Bank at a high price). HSBC Investment (Taiwan) Limited (“HSBC Taiwan” or the “Adviser”) expects short-term buying interest in the technology sector to emerge again when technology companies start holding analyst meetings and releasing financial results for the third quarter of 2006 in October. The expectation is that most of the numbers should be impressive.
Although slightly increased lately, long margin remains at an extremely low level, signaling that retail investors are still conservative(possibly due to the political situation). Meanwhile, foreign investors continue to buy most likely because of the market’s low valuations, superior earnings growth and high exposure to the technology sector , which is moving into the high season. HSBC Taiwan continues to believe that any significant upside for the TAIEX is unlikely in the short term due to uncertainty surrounding U.S. consumption, continued political disruption, and a lack of new major products/applications to drive technology demand in the fourth quarter of 2006. Long-term money is in general staying out of the market, waiting for the confirmation of year-end sell-through data before rebuilding positions aggressively.
Moving into the fourth quarter of 2006, HSBC Taiwan may add some non-technology positions including stocks that are benefiting from falling raw material costs and/or from continued strong China demand. In addition, HSBC Taiwan will look into certain deep-valued financials which may be ready to rebound. Technology, however, remains HSBC Taiwan’s favorite sector in the medium term, particularly DRAM, handset, and packaging & testing. HSBC Taiwan remains underweight in operators. HSBC Taiwan believes that a more sustainable and significant pick-up in technology fundamentals will take place from the fourth quarter of 2006 and onwards.
Total Fund Sector Allocation

	% of	% of
As of 09/30/06	Total Fund	TAIEX
Telecommunication	19.5	10.99
Electronic Components	14.1	3.67
PC & Peripherals	13.6	17.37
Semiconductor Manufacturing	12.8	13.44
IC Design	6.8	3.14
Electronics	6.7	1.72
Financial Services	6.6	16.28
TFT-LCD	5.8	4.19
Construction	3.7	1.41
Memory IC	3.7	2.23
Iron & Steel	2.5	2.69
Plastics	2.0	9.31
Electric & Machinery	0.2	0.99
Transportation	0.0	2.10
Others	0.0	1.94
Automobile	0.0	1.41
Textiles	0.0	1.35
Chemicals	0.0	1.00
Cement	0.0	0.99
Foods	0.0	0.91
Wholesale & Retail	0.0	0.76
Rubber	0.0	0.63
Elec. Appliance & Cable	0.0	0.54
Paper & Pulp	0.0	0.34
Glass & Ceramics	0.0	0.30
Tourism	0.0	0.30
Computer Service and Software	0.0	0.00
Biotech	0.0	0.00
Securities	0.0	0.00
Total	98.0	100.00
Cash	2.0

Technology	83.0	56.75
Non-Technology	8.4	26.97
Financial	6.6	16.28
Top 10 Holdings of Total Fund Portfolio

As of 9/30/06	% of Total Portfolio
Hon Hai Precision Industry Co. Ltd.	7.92
High Tech Computer Corp.	6.65
Taiwan Semiconductor Manufacturing Co.	4.41
Media Tek, Inc.	4.37
Siliconware Prcision Industries Co.	4.10
Largan Precision Co. Ltd.	3.76
Cathay Financial Holding Co. Ltd.	3.67
D-Link Corp.	3.66
Au Optronics Corp.	3.16
Chang Hwa Commercial Bank	2.95

Total	44.65

Total Net Assets: US $287.90Million	NAV: US$17.59	Price: US$16.84	Discount:-4.26%
No. of Shares: 16.4Million
Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index (d)
One Month	1.15	3.48	3.59
Fiscal Year to Date (c)	1.15	3.48	3.59
One Year	16.87	12.79	17.48
Three Years	11.53	7.78	11.87
Five years	14.80	14.59	N/A
Ten Years	0.69	-1.29	N/A
Since Inception	10.09	10.44	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Taiwan Fund Premium/Discount
01/01/1993-9/9/30/2006
Market Data

	As of 08/31/06	As of 09/30/06
TAIEX	6611.71	6883.05
% change in NTD terms	2.434	4.104
% change in USD terms	1.967	3.480
NTD Daily avg. trading volume (In Billions)	75.30	75.39
USD Daily avg. trading volume (In Billions)	2.29	2.19
NTD Market Capitalization (In Billions)	16030.77	16583.76
USD Market Capitalization (In Billions)	487.27	501.06
FX Rate: (NT$/US$)	32.899	33.0975
Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Chihhui Lee
Deputy Fund Manager: Steven Chan

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